Exhibit 5.1

Consent of SRK Consulting (U.S.), Inc.

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2005 (the “Annual Report”) of Queenstake Resources Ltd. (the “Company”), filed with the U.S. Securities and Exchange Commission.

We hereby consent to the references to our name under the heading “Narrative Description of the Business — Principal Operating Property — Jerritt Canyon Mine — Mineral Reserve and Resource Estimates” in the Company’s Annual Information Form and to all other references to our name included or incorporated by reference in the Annual Report and in the Company’s Registration Statement on Form S-8 (No. 333-119779) (the “Registration Statement”) and we further consent to the disclosure in the Annual Report with respect to our technical report titled “Jerritt Canyon Mine, Elko County, Nevada — Technical Report” which is currently being prepared in accordance to National Instrument 43-101 of the Canada Securities Administrators, which the Company used, or directly quoted from, in preparing summaries concerning the Jerritt Canyon Mine, which appear in such Annual Report and are accordingly incorporated by reference in the Registration Statement.

SRK Consulting (U.S.), Inc.

By:	/s/ Landy Stinnet
	Name:	Landy Stinnet
	Title:	Associate Mining Engineer

March 30, 2006